EXHIBIT 10.4



                                                                __________, 20__




[Insert name and address]

Dear :

     This letter is to notify you that the Compensation and Personnel Committee of the Board of Directors awarded you a Restricted Stock Award under the 2003 Stock Incentive Plan (the "Plan") effective _________, 20__. The purpose of these awards is to motivate, retain and reward key executives. Your award reflects the belief of the Executive Committee and the Board of Directors that you will be a key contributor to Circuit City's success. Your award is for the following number of shares:


         Number of Shares of Restricted Stock                 ______


     These shares are part of a Long-Term Incentive Program, which we refer to as Turnaround Shares. This award is equivalent to two times an annual grant and is based on the contributions that you will make to "turnaround" Circuit City so that at the end of fiscal year 2006 we are operating at a targeted operating profit margin.

     The payout for these shares will be based on the performance for Fiscal Year 2006 only, and not for interim years. The criteria for the payout of these shares was determined based upon an appropriate operating profit margin. The table below illustrates the potential vesting of your grant.


        ===================================================== ================================
           Circuit City's FY '06 Operating Profit Margin
                            Performance                             % of Shares Earned
        ===================================================== ================================
        4%                                                                 100%
        4.5%                                                               125%
        5%                                                                 150%
        5.5%                                                               175%
        6%                                                                 200%
        ----------------------------------------------------- --------------------------------

     In addition to these performance restrictions, your award is subject to the Plan requirement that restrictions on restricted stock must remain in effect and may not lapse for a period of two years beginning on the Date of Grant, except in the case of disability, retirement, death or a change in control. Accordingly, any shares, if earned under the above formula, will vest 100% on [insert vesting date].

     As you can see, the better we all perform, the higher potential for earning more stock. The additional shares for performance above the 100% level are reserved under the Plan but will not be issued to you until after the FY '06 operating profit margin is known and two years have passed from the date of the grant.

     The concept of Restricted Stock is simple. After you sign and return this letter, your shares will be held in escrow for you by the Restricted Stock Custodian named below. You may not sell, give away or otherwise transfer any of your Restricted Stock before the vesting date. However, you will have all of the other rights of a shareholder during the period until the vesting date, including the rights to vote and receive dividends.

     If you are still employed on a full-time active basis by the Company in the same or similar position on the date that the Compensation and Personnel Committee of the Board of Directors certifies the FY' 06 operating profit margin for purposes of this grant, your shares will be released from escrow and the stock will be freely tradeable, provided that you arrange to meet your withholding tax liability for the then current market value of the shares. In the event that you are on leave on the vesting date, your shares will not be released from escrow until you return to active full-time employment. If the operating profit margin target is not met, the Restricted Stock is forfeited.

Other details about your award are:

     1. Restricted Stock Custodian. The Restricted Stock Custodian is Wells Fargo Shareowners Services. If you need to contact the Restricted Stock Custodian at any time while your shares are in escrow, you may do so by writing to the Restricted Stock Custodian at the following address. The Company may change the Restricted Stock Custodian before your vesting date. If so, you will be informed of the new Restricted Stock Custodian and its address.

                           Wells Fargo Shareowners Services
                           Stock Transfer
                           171 North Concord Exchange
                           South St. Paul, MN  55075-1139

     2. Rights as a Shareholder. While your shares are being held by the Restricted Stock Custodian, you will have voting and dividend rights. However, you will receive your dividends through the Restricted Stock Custodian and deliver your voting instructions to the Restricted Stock Custodian who will vote the shares for you. If the Restricted Stock Custodian does not receive your voting instructions at least three days before a shareholders' meeting, the Restricted Stock Custodian will be authorized to vote your shares as the Board of Directors recommends.

     3. Change of Control. In the event of a Change of Control of the Company, any restrictions on outstanding Restricted Stock as set forth in this award agreement shall lapse.

     4. Withholding Taxes. On the vesting date, you will have taxable income equal to the market price of the shares on that date. You will be required to pay the Federal, state and local taxes on this income. Until the taxes have been paid, your Restricted Stock will not be released to you.

     5. Acceptance of this Award. In order for your award to become effective, you must accept it by signing and returning the enclosed copy of this letter as soon as possible but in no event later than ______, 20__ to

                            [insert name and address]

     Your signature will also constitute your agreement to the terms and conditions contained in this letter.

     If you have not previously been provided with them, copies of the following documents which contain additional detailed information about the Company and the Company's 2003 Stock Incentive Plan under which your Restricted Stock award was made may be requested from _____________________________________________: a copy of the Plan, a copy of the Prospectus for the Plan, a copy of the 20__ Annual Report to Shareholders, and 10-K for Fiscal 20__. General terms concerning Restricted Stock awards, which are contained in the Plan, but are not repeated in this letter, will also be considered a part of this letter.


                                   Sincerely,




                                   Senior Vice President
                                   Human Resources


ACCEPTED:



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Associate Signature

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Printed Name

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Date